UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2003

Ryerson Tull, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9117	36-3425828
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address of Principal Executive Offices) (Zip Code)

(773) 762-2121

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

In 1998, Ryerson Tull, Inc. (together with its subsidiaries, the “Company”), sold its steel manufacturing segment (“ISC”) to Ispat International N.V. and certain of its affiliates (“Ispat”). As part of the Company’s transaction with Ispat, the Inland Steel Industries Pension Plan (the “Ispat Inland Inc. Pension Plan”), in which employees of both the steel manufacturing segment and the Company participated, was transferred to Ispat. The Company’s remaining employees that formerly had participated in the Ispat Inland Inc. Pension Plan became participants in Ryerson Tull’s pension plan. The Ispat Inland Inc. Pension Plan has unfunded benefit liabilities on a termination basis, as determined by the Pension Benefit Guaranty Corporation (“PBGC”), an agency of the U.S. government. As a condition to completing the ISC/Ispat transaction, Ispat and the Company entered into an agreement with the PBGC to provide certain financial commitments to reduce the underfunding of the Ispat Inland Inc. Pension Plan and to secure Ispat Inland Inc. Pension Plan unfunded benefit liabilities on a termination basis. These commitments include a Company guaranty of $50 million, for five years after completing the ISC/Ispat transaction in 1998, of the obligations of Ispat to the PBGC in the event of a distress or involuntary termination of the Ispat Inland Inc. Pension Plan. In August 2001, the Company provided a $50 million letter of credit to the PBGC as security for the guaranty. Any payment under the PBGC guaranty, should it occur, would be applied against the $90 million limit on the Company’s indemnification obligations to Ispat under the agreement of sale and merger entered into in connection with the ISC/Ispat transaction.

Under the agreement among the PBGC, Ispat and the Company, by July 16, 2003, Ispat was required to provide adequate replacement security to the PBGC, which would permit the Company to terminate the guaranty and the related letter of credit. Ispat remains obligated to provide this replacement security. However, because Ispat has not yet provided the replacement security, the Company has, in accordance with the aforementioned agreement, prepared to renew its letter of credit on July 16, 2003, on a year-to-year basis until December 20, 2006, for possible application by the PBGC to any underfunding in the event of a distress or involuntary termination of the Ispat Inland Inc. Pension Plan. The Company is in discussions with Ispat regarding these matters. There can be no assurances that Ispat and the PBGC will act to release the Company from this obligation regarding the Ispat Inland Inc. Pension Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON TULL, INC.

By:	/S/ LILY L. MAY

Name:	Lily L. May
Title:	Vice President, Controller and Chief Accounting Officer

Dated: July 15, 2003